COMMUNIQUÉ DE PRESSE / PRESS RELEASE
POUR PUBLICATION IMMÉDIATE / FOR IMMEDIATE RELEASE

ROSEBEL'S OPERATIONS SUSPENDED BY AN ILLEGAL WORK STOPPAGE

Longueuil, May 16, 2006

On Sunday, May 14, 2006, a significant number of employees of Rosebel Gold Mines N.V. ("Rosebel"), a subsidiary of Cambior based in Suriname, were led into an illegal work stoppage by a non-official union representative. This work stoppage forced Rosebel to suspend all activities at its Rosebel mine. There is to date no official union accredited by the government of Suriname to represent Rosebel's group of workers. Rosebel's employees have yet to table demands to Rosebel management. Consequently, Rosebel management has requested all of its employees to cease this illegal work stoppage and to promptly return to work. Necessary steps are being taken by management to restore communication with employees and to restore the regular production as quickly as possible. Rosebel has requested assistance from the government with respect to the clarification of workers representation at the Rosebel mine and is taking steps to seek an injunction to cease the illegal occupation of Rosebel's facilities.

Further details will be released and communicated as they come available.

Cambior Inc. is an international gold producer with operations, development projects and exploration activities throughout the Americas. Cambior's shares trade on the Toronto (TSX) and American (AMEX) stock exchanges under the symbol "CBJ". Cambior's warrants "CBJ.WT.C" and "CBJ.WT.D" trade on the TSX.

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SUSPENSION DES ACTIVITÉS À ROSEBEL EN RAISON D'UN ARRÊT DE TRAVAIL ILLÉGAL

Longueuil, le 16 mai 2006

Dimanche le 14 mai 2006, un nombre important d'employés de Rosebel Gold Mines N.V. ("Rosebel"), une filiale de Cambior basée au Suriname, ont été amenés à cesser le travail par un représentant syndical non-officiel. Cet arrêt de travail a forcé Rosebel à suspendre toutes ses activités à sa mine Rosebel. Il n'y a à ce jour aucun syndicat officiel accrédité par le gouvernement du Suriname pour représenter le groupe de travailleurs de Rosebel. Par conséquent, la direction de Rosebel a demandé à tous ses employés de reprendre promptement le travail. Les mesures requises sont prises par la direction pour rétablir le dialogue avec ses employés et assurer le redémarrage de la production aussitôt que possible. Rosebel a demandé l'aide du gouvernement afin de clarifier le statut de représentation des travailleurs à la mine Rosebel et a entrepris un recours en injonction pour faire cesser l'occupation illégale des installations de Rosebel.

De plus amples détails seront communiqués dès que disponibles.

Cambior inc. est une société internationale aurifère avec des activités d'exploitation, de développement de projets et d'exploration dans les Amériques. Ses actions « CBJ » sont inscrites à la cote de la Bourse de Toronto (TSX) et de l'American Stock Exchange (AMEX). Les bons de souscription « CBJ.WT.C » et « CBJ.WT.D » sont inscrits au TSX.

For additional information, please contact / Pour renseignements additionnels, veuillez communiquer avec :

CAMBIOR INC.
Martin Amyot
Manager – Investor Relations
Directeur – Relations avec les investisseurs
Tel.: (450) 677-0040
         1-866-554-0554
Fax: (450) 677-3382
E-mail: info@cambior.com
Website: www.cambior.com

PR-2006-08